UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2018

SG BLOCKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

195 Montague Street, 14th Floor

Brooklyn, NY 11201

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of SG Blocks, Inc. (the “Company”) approved an increase to the annual base salary of Paul M. Galvin, the Company’s Chief Executive Officer and Chairman, and Mahesh S. Shetty, the Company’s President and Chief Financial Officer, retroactive to January 1, 2018. Mr. Galvin’s salary increased from $240,000 to $370,000, and Mr. Shetty’s from $220,000 to $300,000, effective January 1, 2018.

The Compensation Committee additionally established the performance criteria for Messrs. Galvin and Shetty’s 2018 bonus awards and set their target bonus opportunity equal to 100% of base salary. The performance goals are based on the achievement of certain revenue, EBITDA and backlog results, which represent 45%, 35% and 20%, respectively, of the target award. Actual amounts payable for each component can range from 0% to 150% of the target award, based upon the extent to which performance under each component is below, meets or exceeds the target, as determined by the Compensation Committee.

The compensation changes discussed above were based on a competitive market assessment provided by Haigh & Company, the Compensation Committee’s independent compensation consultant.

Item 8.01	Other Events.

Non-Employee Director Compensation

On July 26, 2018, based on recommendations provided by Haigh & Company and upon recommendation by the Compensation Committee, the Board approved new compensation arrangements for the Company’s non-employee directors to, among other things, align with competitive market levels and compensation structure compared to the Company’s peers.

Cash Fees

Previously, the Company’s directors did not receive a cash fee for serving on the Board. The following table sets forth the new cash fee schedule for compensating non-employee directors, effective retroactive to January 1, 2018:

Annual Board Retainer	$30,000
Lead Independent Director	$10,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$7,500
Nominating and Corporate Governance Committee Chair*	$5,000

*	Such fee to be in effect in the event the Board forms such committee.

The above fees will be paid quarterly in advance, in four equal installments, to each person serving as a non-employee director at the time when such payment is made. Beginning with the 2019 calendar year, non-employee directors may choose to receive the $30,000 annual Board retainer as equity in restricted stock units (“RSUs”), in either a $15,000 or $30,000 increment, payable six months after the termination of the director from the Board or death or disability. Directors will not be paid a separate amount for each Board or committee meeting attended.

Annual Equity Awards

In addition, pursuant to the SG Blocks, Inc. Stock Incentive Plan, non-employee directors will receive an annual grant of RSUs (the “Equity Awards”), with a grant date value of $30,000. The grant date of the Equity Awards will generally be the date of the Company’s annual meeting of stockholders during the year of grant. The Equity Awards will be granted pursuant to the form of Restricted Share Unit Agreement (the “RSU Agreement”) adopted by the Board in connection with the new compensation arrangements. Among other things, the RSU Agreement provides that each Equity Award (i) represents the right to receive one share of the Company’s common stock, $0.01 par value per share, per RSU granted; (ii) vests on the earlier of (A) the first anniversary of the date of grant or (B) the date of the annual meeting of the Company’s stockholders that occurs in the year immediately following the date of grant; and (iii) is payable six months after the termination of the director from the Board or death or disability. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the RSU Agreement, the form of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Equity Awards for 2018 service were granted July 26, 2018 to the non-employee directors serving as of the conclusion of the Company’s annual meeting of stockholders held on June 1, 2018, and will vest on the earlier of July 26, 2019 or the 2019 annual meeting of stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Restricted Share Unit Agreement (Non-Employee Directors).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2018

SG Blocks, Inc.

By:	/s/ Mahesh Shetty
Mahesh Shetty
President and Chief Financial Officer

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